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                                                                  EXHIBIT (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated August 2, 1999 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Donaldson, Lufkin & Jenrette Securities Corporation or one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                     Notice of Offer to Purchase for Cash

                                      by

                                UGI Corporation

                  Up to 4,500,000 Shares of its Common Stock
            (Including the Associated Rights to Purchase Shares of
                Series A Junior Participating Preference Stock)

        UGI Corporation, a Pennsylvania corporation (the "Company"), invites holders of its common stock, no par value (the "Common Stock"), including the associated rights to purchase shares of Series A Junior Participating Preference Stock pursuant to the Rights Agreement, dated as of April 29, 1986, between the Company and Mellon Bank, N.A., successor to Mellon Bank (East) N.A., as Rights Agent, as amended (collectively with the Common Stock, the "Shares"), to tender their Shares at prices specified by such shareholders, not greater than $26.00 nor less than $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 2, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer").

        The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to certain conditions. See Section 6 of the Offer to Purchase for a description of the conditions to the Offer.

        ---------------------------------------------------------------------
        THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 27, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.
        ---------------------------------------------------------------------

        The Company will determine a single per Share price (not greater than $26.00 nor less than $23.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to purchase 4,500,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $26.00 nor less than $23.00 per Share) pursuant to the Offer. All shareholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and "odd lot" tenders, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. Upon the terms and subject to the conditions of the Offer, if more than 4,500,000 Shares have been validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

        (a) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any shareholder who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on July 27, 1999, and who validly tenders all of such Shares (partial tenders and participants in the Company's employee savings plans will not qualify for this preference); and

        (b) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

        The Company expressly reserves the right, in its sole discretion, to (i) extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary (as defined below) or (ii) amend the Offer in any respect by making a public announcement of such amendment.

        Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after September 27, 1999 unless previously accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (with signatures guaranteed by an "Eligible Institution" (as defined in the Offer to Purchase), except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholders) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Withdrawals may not be rescinded and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

        For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to the proration and "odd lot" provisions of the Offer, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of its acceptance for payment of such Shares.

        While the Board of Directors believes that the Shares represent an attractive investment for its continuing shareholders, the purpose of the Offer is to provide shareholders with an opportunity to increase their liquidity by tendering a portion of their Shares to the Company at a premium over recent market prices for Shares. Additionally, the Company expects the Offer to increase the long-term market value of its Shares. The Offer also enables the Company to utilize its cash in a manner that directly benefits shareholders.

        Neither the Company nor its Board of Directors makes any recommendation to any shareholder whether to tender any or all Shares. The Company has been advised that its directors and executive officers have not determined whether to tender their Shares pursuant to the Offer. Shareholders must make their own decision whether to tender Shares and, if so, how many Shares to tender.

        The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.
        The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares of the Company and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

        Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:

                              [LOGO] ChaseMellon
                                     Shareholder Services


                       450 West 33rd Street - 14th Floor
                           New York, New York 10001
                Banks and Brokers call collect: (212) 273-8083
                   All others call toll free: (800) 953-2497


                    The Dealer Manager for the Offer is:

                         Donaldson, Lufkin & Jenrette

                                277 Park Avenue
                           New York, New York 10172
                                (212) 892-7736
                               or (212) 892-3742


August 2, 1999